STAAR SURGICAL REPORTS THIRD QUARTER RESULTS
International Sales Grow 17% Year-Over-Year; Including 45% Refractive Growth
Cash Used For Operations Reduced By 54% Compared With Q207
Gross Margin Expands 2.1% Year-Over-Year to 49.7%

MONROVIA, CA, October 30, 2007 — STAAR Surgical Company (Nasdaq: STAA), a leading developer, manufacturer and marketer of minimally invasive ophthalmic products, today announced financial results for its third quarter ended September 28, 2007.

Total product sales for the third quarter were $13,629,000, an increase of 2.4% compared with $13,313,000 reported for the same period of 2006. The year-over-year increase in sales during the third quarter of 2007 was the result of increased international sales, which grew 17% compared with the third quarter of 2006. Global cataract sales in the third quarter of 2007 declined by 1.5% compared with the same quarter of 2006, while total refractive sales grew 17.1%. The favorable impact of changes in currency on third quarter 2007 sales was approximately $471,000.

For the first nine months of 2007, total product sales were $43,478,000, an increase of 4.7% compared with the same period of last year. The increase in sales during the first nine months of 2007 was also led by strong international product sales, which grew 16.6% during this period. The favorable impact of changes in currency on sales in the first nine months of 2007 was approximately $1,462,000.

International sales for the third quarter of 2007 were $8,890,000, up 16.9% compared with $7,608,000 reported in the same period of last year. Third quarter international refractive sales were $2,290,000, up 44.9% compared with the third quarter of 2006. Third quarter cataract sales were $6,532,000, up 9.6% compared with the third quarter of 2006. International sales for the first nine months of 2007 were $28,487,000, up 16.6% compared with the same period of 2006.

“We have continued to achieve strong growth in both our cataract and refractive product categories in the international markets,” said David Bailey, president and CEO of STAAR Surgical. “In cataract, we achieved 9.6% sales growth during the third quarter compared with last year, and significantly, this included 14.6% growth in Germany. In our international refractive franchise, we achieved 45% sales growth compared with the third quarter of 2006, which more than offset the challenges we faced in our U.S. refractive business and led to 17.1% overall growth in this product category. We believe we can continue to achieve strong growth in the international markets and are pursuing a number of strategic initiatives to support future opportunities including continued geographic expansion into high potential markets such as China, India and Japan.

“Our agreement to buy out the interests of all other shareholders in Canon Staar Co., Inc., our joint venture in Japan, underscores the international nature of our business and our commitment to exploiting opportunities where we have been most successful. The acquisition, announced last week, consolidates our intellectual property portfolio, especially in preloaded injectors where Canon Staar has demonstrated technological leadership.

“Declines in the U.S. market in the third quarter are partly a continuation of a long-term trend, but also reflect short-term disruption resulting from the radical steps we have taken in an effort to reverse the trend,” continued Mr. Bailey. “In this last quarter, we implemented our strategy of developing separate sales forces for the cataract and refractive product lines. This change brings our U.S. marketing approach in line with our global approach, where separating the distribution of cataract and refractive products has been a key to success. In cataract, we were pleased to report that a majority of the long-term independent sales representatives whom we targeted to include in our renewed cataract sales force will continue to work with STAAR. This newly aligned team’s focus on driving cataract sales growth in the U.S. will be critical as we near the launches of several new IOL product and injection systems throughout the remainder of 2007 and into 2008. They will also be in a position to capitalize on higher reimbursement rates for our aspheric lenses when we secure NTIOL status for the lenses.

“We have deployed our new U.S. refractive sales teams with a unified marketing approach and a consistent message,” continued Mr. Bailey. “Our refractive sales force will operate in teams comprised solely of STAAR employees. Each of the six planned teams will be led by a sales manager and will also include a practice development specialist and a surgical proctor. To date, we have filled 15 out of the 18 sales team positions and expect to have the remaining positioned filled by the end of the year. While we expect this new structure to positively impact our financial results as early as the fourth quarter of 2007, we believe we will see the greatest impact, in the form of Visian ICL ™ sales growth throughout 2008. In particular, our specialized sales force will assist our customers in identifying the patients most likely to benefit from the Visian ICL, which has been a gating factor for U.S. Visian ICL sales growth.”

Total U.S. sales for the third quarter of 2007 were $4,739,000, down 16.9% compared with the same quarter of 2006. Third quarter U.S. refractive sales were $1,106,000, down 16.2% compared with $1,321,000 for the third quarter of 2006 and up 1.3% compared with $1,092,000 reported for the second quarter of 2007. Third quarter U.S. cataract sales were $3,567,000, down 16.8% compared with the same quarter of 2006.

Total U.S. sales during the first nine months of 2007 were $14,991,000, down 12.2% compared with $17,080,000 in the same period of 2006. U.S. refractive sales during the first nine months of 2007 were $3,276,000, down 4.6% compared with the same period of 2006.

Gross profit margin for the third quarter increased 2.1% to 49.7% compared with 47.6% in the third quarter of 2006 driven by an increase in high margin refractive sales in the product mix. This increase was partially offset by higher inventory reserve expense and manufacturing engineering costs. Gross profit margin in the second quarter of 2007 was 48.5%.

Selling, general, and administrative expenses for the third quarter of 2007 were $10,387,000, up 15.1% from $9,027,000 in expenses reported for the third quarter of 2006.

General and administrative expenses for the third quarter of 2007 were $2,868,000, up 8.7% compared with $2,598,000 in expenses reported for the third quarter of 2006. The increase in general and administrative expenses was primarily due to increased international travel associated with increased oversight of foreign subsidiaries and increased bank charges associated with the termination of the Wells Fargo credit line.

Marketing and selling expenses for the third quarter of 2007 increased 13.5% to $5,775,000 compared with $5,090,000 in the third quarter of 2006. The increase for the quarter is primarily due to increased salaries and expenses due to global headcount increases, the unfavorable effect of currencies on expenses partially offset by decreased U.S. sales commissions.

Research and development expenses for the third quarter of 2007 increased 4.4% to $1,743,000 compared with $1,670,000 reported for the third quarter of 2006. The increase is due to increased salaries and benefits and severance costs associated with our recent restructuring.

Other expense for the third quarter of 2007 was $409,000 compared with income of $105,000 reported for the third quarter of 2006. Other expense increased due to inventory reserves and sales allowances recorded by the Company’s Japanese joint venture as a result of the distributor’s decision to curtail distribution of one of the joint venture’s products in favor of a full launch of the second generation alternative. Other expense also increased due to increased interest expense from capital lease transactions and foreign exchange losses recorded during the period. Other expense was partially offset by an increase in interest income and other miscellaneous income.

During the quarter the Company reached a settlement with the German Ministry of Finance related to taxes assessed in connection with unreported sales of a company controlled by the former President of Domilens that reduced the Ministry’s original claim by two thirds. As a result of the settlement, the Company reversed approximately $460,000 in income tax expense originally recorded in the fourth quarter of 2006.

Net loss for the third quarter of 2007 was $3,830,000 or $0.13 per share. The Company reported a net loss of $2,789,000 or $0.11 per share for the third quarter of 2006, and a net loss of $4,357,000 or $0.16 per share for the second quarter of this year.

STAAR exited the third quarter with approximately $14,196,000 in cash and cash equivalents compared with $7,758,000 at the end of the fourth quarter of 2006. The Company used $1,965,000 in cash for operating activities, compared with $1,673,000 in the third quarter of 2006 and $4,238,000 in the second quarter of this year.

The Company took measures during the quarter aimed at reducing the global cash burn to approximately $2 million per quarter, and expects to manage the global cash burn to approximately this level for the foreseeable future. This objective does not include the effect or potential effect on cash of the recent acquisition of Canon’s interest in the Japanese joint venture.

While STAAR will use preferred stock to pay for most of the Canon Staar buy-out, the purchase price also calls for $4 million in cash to be paid at closing. Closing will occur on December 28, 2007 or after all conditions to closing have been met. STAAR has sufficient cash reserves to pay the cash consideration, but prior to closing may elect to seek financing for the transaction and additional working capital purposes. Based on recent indications of interest, STAAR believes it could obtain such financing on reasonably acceptable terms should it choose to do so

Conference Call
The Company will host a conference call and webcast on Tuesday, October 30, 2007 at 5:00 p.m. Eastern Time to discuss the Company’s third quarter and current corporate developments. The dial-in number for the conference call is 800-257-2182 for domestic participants and 303-262-2141 for international participants.

A taped replay of the conference call will also be available beginning approximately one hour after the call’s conclusion and will remain available for seven days. This replay can be accessed by dialing 800-405-2236 for domestic callers and 303-590-3000 for international callers, both using passcode 11099475#. To access the live webcast of the call, go to STAAR Surgical’s website at www.staar.com. An archived webcast will also be available at www.staar.com.

About STAAR Surgical
STAAR Surgical is a leader in the development, manufacture and marketing of minimally invasive ophthalmic products employing proprietary technologies. STAAR’s products are used by ophthalmic surgeons and include the Visian ICL, a tiny, flexible lens implanted to correct refractive errors, as well as innovative products designed to improve patient outcomes for cataracts and glaucoma. Manufactured in Switzerland by STAAR, the ICL is approved by the FDA for use in treating myopia, has received CE Marking and is sold in more than 40 countries. More than 85,000 ICLs have been sold worldwide. More information is available at www.staar.com.

Safe Harbor
All statements in this press release that are not statements of historical fact are forward-looking statements, including any projections of earnings, revenue, sales, cash or other financial items, any statements of the plans, strategies, and objectives of management for future operations, any statements regarding expectations for success of the ICL or other products in U.S. or international markets, any statements concerning the success of initiatives to restructure the U.S. sales force, pending transactions including our agreement to purchase the interests of all other shareholders of Canon Staar, the availability of financing , proposed new products, including the Toric ICL, and government approval of such products or services, any statements regarding future economic conditions or performance, statements of belief and any statements of assumptions underlying any of the foregoing. These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include our limited capital resources and limited access to financing, the challenge of restructuring our largely independent marketing model and developing a direct sales targeted at the refractive market, our ability to address FDA concerns over the clinical study for the Toric ICL and to overcome negative publicity resulting from warning letters and other correspondence from the FDA Office of Compliance, the challenge of managing foreign subsidiaries, the willingness of surgeons and patients to adopt a new product and procedure, and our ability to successfully market the ICL in the U.S. while overcoming the foregoing challenges. Our planned acquisition of the other shareholders’ interests in Canon Staar is subject to numerous risks including contractual conditions to closing that may not be satisfied, our ability to successfully integrate the Canon Staar business or employees into its overall business and our limited access to information. Our financial condition can be adversely affected by general economic conditions, and other factors beyond our control, including those detailed from time to time in our reports filed with the Securities and Exchange Commission. STAAR assumes no obligation to update these forward-looking statements to reflect future events or actual outcomes and does not intend to do so.

CONTACT:	Investors Media EVC Group EVC Group Douglas Sherk, 415-896-6820Jennifer Saunders, 646-201-5431 Jennifer Beugelmans, 646-201-5447

Consolidated Financial Statements

STAAR Surgical Company
Condensed Consolidated Statements of Income
(In 000’s except for per share data)
Unaudited

	Three Months Ended		Nine Months Ended
	September28	September29,	September28	September29,
	2007	2006	2007	2006
Sales	$13,629	$13,313	$43,478	$41,511
Cost of goods sold	6,859	6,980	22,176	21,859

Gross profit	6,770	6,333	21,302	19,652

General and administrative	2,868	2,598	9,581	8,135
Marketing and selling	5,775	5,090	17,223	15,610
Research and development	1,743	1,670	4,987	5,185
Other charges		(331)		(331)

Total selling, general and administrative expenses:	10,386	9,027	31,791	28,599

Operating loss	(3,616)	(2,694)	(10,489)	(8,947)

Other expense, net	(409)	104	(880)	99

Loss before income taxes	(4,025)	(2,590)	(11,369)	(8,848)
Income tax provision	(195)	199	339	521

Net loss	$(3,830)	$(2,789)	$(11,708)	$(9,369)

Basic and diluted loss per share	$(0.13)	$(0.11)	$(0.42)	$(0.37)

Weighted average shares outstanding	29,374	25,293	27,993	24,994

STAAR Surgical Company
Global Sales
(in 000’s)
Unaudited

	Three Months Ended			Nine Months Ended
	September 28	September 29,		September 28	September 29,
Geographic Sales	2007	2006	% Change	2007	2006	% Change
United States	$4,739	$5,705	-16.9%	$14,991	$17,080	-12.2%
Germany	5,743	4,969	15.6%	17,471	15,491	12.8%
Other	3,147	2,639	19.2%	11,016	8,940	23.2%
Total Sales	$13,629	$13,313	2.4%	$43,478	$41,511	4.7%

Product Sales
Cataract
IOLs	$5,378	$6,067	-11.4%	$17,564	$19,010	-7.6%
Other Cataract	4,722	4,182	12.9%	14,392	13,074	10.1%

Total Cataract	10,100	10,249	-1.5%	31,956	32,084	-0.4%

Refractive
ICL/TICL	3,290	2,784	18.2%	10,729	8,437	27.2%
Other Refractive	106	117	-9.4%	330	487	-32.2%

Total Refractive	3,396	2,901	17.1%	11,059	8,924	23.9%

Glaucoma	133	163	-18.4%	463	503	-8.0%
Total Sales	$13,629	$13,313	2.4%	$43,478	$41,511	4.7%

STAAR Surgical Company
Condensed Consolidated Balance Sheet
(in 000’s)
Unaudited

	September 28	December 29,
	2007	2006
Cash and cash equivalents	$14,196	$7,758
Short-term investments-restricted	$150	$—
Accounts receivable, net	5,961	6,524
Inventories, net	13,789	12,939
Prepaids, deposits, and other current assets	2,614	1,923
Total current assets	36,710	29,144

Investment in joint venture	—	397
Property, plant, and equipment, net	5,598	5,846
Patents and licenses, net	4,079	4,439
Goodwill, net	7,534	7,534
Long-term investments-restricted	—	150
Other assets	256	260

Total assets	$54,177	$47,770

Notes payable-Line of Credit	$—	$1,802
Accounts payable	4,572	5,055
Other current liabilities	9,074	8,074

Total current liabilities	13,646	14,931

Other-long term liabilities	1,305	1,079
Warrant Obligation	102	—

Total liabilities	15,053	16,010

Stockholders’ equity — net	39,124	31,760

Total liabilities, warrant obligation and equity	$54,177	$47,770

STAAR Surgical Company
Condensed Consolidated Statements of Cash Flows
(in 000’s)
Unaudited

	Nine Months Ended
	September28	September29,
	2007	2006
Cash flows from operating activities:
Net loss	$(11,708)	$(9,369)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of property, plant and equipment	1,465	1,391
Amortization of intangibles	360	361
Amortization of note discount	17	—
Loss on extinguishment of debt	272	—
Fair value adjustment of warrant obligation	(148)	—
Loss on disposal of fixed assets	191	144
Equity in operations of joint venture	280	24
Stock-based compensation	1,098	1,333
Note receivable reserve (reversal) charge	—	(331)
Other	107	(44)
Changes in working capital:
Accounts receivable	456	(1,296)
Inventories	(728)	946
Prepaids, deposits and other current assets	(894)	(806)
Accounts payable	(382)	168
Other current liabilities	685	243
Net cash used in operating activities	(8,929)	(7,236)

Cash flows from investing activities
Acquisition of property, plant and equipment	(379)	(747)
Proceeds from sale lease back of property, plant and equipment	—	271
Purchase of short-term investments	—	(193)
Dividend received from joint venture	117	43
(Increase) decrease in other assets	4	(111)
Proceeds from notes receivable and other	—	311
Net cash (used in) provided by investing activities	(258)	(426)

Cash flows from financing activities
Borrowings under line of credit	1,812	1,786
Repayment of line of credit	(3,610)	(1,676)
Repayment of lease lines of credit	(429)	(66)
Proceeds from note payable	4,000	—
Repayment of note payable	(4,000)	—
Net proceeds from private placement	16,613	—
Proceeds from the exercise of stock options	584	2,614
Net cash provided by financing activities	14,970	2,658

Effect of exchange rate changes on cash and cash equivalents	655	489

(Decrease) increase in cash and cash equivalents	6,438	(4,515)
Cash and cash equivalents, at beginning of the period	7,758	12,708
Cash and cash equivalents, at end of the period	$14,196	$8,193